EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Boston Scientific Corporation for the registration of senior debt securities and subordinated debt securities and to the incorporation by reference therein of our reports dated February 20, 2018, with respect to the consolidated financial statements and schedule of Boston Scientific Corporation and the effectiveness of internal control over financial reporting of Boston Scientific Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Boston, Massachusetts
February 20, 2018